Exhibit 4.14C

Loan Agreement

by and among

Chen Ming

He Yansheng

and

Qie Yi You (Beijing) Information Technology Co., Ltd.

March 30, 2021

Loan Agreement

This Loan Agreement (the “Agreement”) is entered into by the following parties on March 30, 2021 in Beijing:

(1)	Chen Ming, a PRC citizen;
(2)	He Yansheng, a PRC citizen;

Chen Ming and He Yansheng are referred to hereinafter individually as a “Borrower” and collectively as “Borrowers”; and

(3)	Qie Yi You (Beijing) Information Technology Co., Ltd. (“Lender”), a wholly foreign-owned enterprise established under the PRC laws.

Each of the foregoing parties is referred to hereinafter individually as a “Party” and collectively as “Parties”.

WHEREAS:

1.

Chen Ming and He Yansheng are shareholders on record of Beijing Chenhuan Technology Co., Ltd. (“Chenhuan”), a limited liability company established under the PRC laws, with its registered address at #3-71 Building No. 6 Ronghui Plaza, Linkong Economic Zone, Shunyi District, Beijing, China and with a registered capital of 1.5 Million Renminbi (RMB1.5 Million);

2.	In order to provide for the rights and obligations of both Borrowers and Lender under the relevant loan arrangement, the Parties have agreed as follows:

ARTICLE ONE          DEFINITION

1.1	As used herein,

“Liability” shall mean the outstanding amount under the Loan;

“Effective Date” shall mean the date on which this Agreement is duly executed by the Parties hereto;

“Loan” shall mean the Renminbi loan advanced by Lender to Borrowers;

“PRC” shall mean the People’s Republic of China, and for the purpose of this Agreement, does not include Hong Kong, Macao and Taiwan;

“Repayment Notice” shall have the meaning set forth in Section 3.1;

“Repayment Application” shall have the meaning set forth in Section 3.2;

“Rights” shall have the meaning set forth in Section 8.5.

1.2	Any reference herein to:

any “article”, “section” or “subsection” herein shall mean Articles, Sections, and Subsections of this Agreement, unless otherwise provided by the context herein;

any “taxes and fees” herein shall be interpreted as including any tax, fee, duty or other charge of a similar nature (including but not limited to any penalty or interest in connection with the non-payment or delayed payment of such tax); and

“Borrower” and “Lender” herein shall be interpreted as including their successors and assigns respectively permitted by each Party based on its own interest.

1.3

Unless otherwise stated herein, references to this Agreement, any other agreement or any other document, as the case may be, shall be interpreted as also referring to the amendments, revisions, additions and updates which have been made or may be made from time to time to this Agreement, any other agreement or any other document.

1.4	Headings are inserted for ease of reference only.
1.5	Unless otherwise required by the context, plural forms shall include singular and vice versa.

ARTICLE TWO          LOAN AMOUNT AND INTEREST RATE

2.1	The Parties hereby confirm that the total principal amount of the Loan advanced by Lender to Borrower shall be 1.5 Million Renminbi (RMB1,500,000), including:

a principal amount of 0.765 Million Renminbi (RMB765,000) advanced to Chen Ming; and

a principal amount of 0.735 Million Renminbi (RMB735,000) advanced to He Yansheng.

2.2	The Loan advanced hereunder shall bear an interest at the rate of zero percent (0%), i.e. no interest will accrue for the Loan hereunder.

ARTICLE THREE          REPAYMENT

3.1

The term of Loan shall be ten (10) years as of the date of execution of this Agreement, and may be extended upon agreements by the Parties in writing.  During the term or extended term of the Loan, Lender may at any time request at its own absolute discretion that the Liability be discharged, in whole or in part, by Borrower or Borrowers, upon a 30-day prior repayment notice to such Borrower or Borrowers (“Repayment Notice”). In the event that Lender requires repayment by any Borrower pursuant to the preceding sentence, Lender shall have the right to purchase or designate a third party to purchase the equity interest held by such Borrower in Chenhuan at such a price as equaling the amount of the Liability to be discharged by such Borrower, provided, however, that the ratio of the equity interest to be so purchased to the equity interest held by such Borrower in Chenhuan shall be equivalent to that of the Liability required to be discharged to the principal amount of the Loan borrowed by such Borrower hereunder. The amount of the Liability required to be repaid shall be offset against that of the equity transfer price.

3.2

Any Borrower may at any time apply for the discharge of the Liability, in whole or in part, by sending Lender a 30-day prior notice of application (“Repayment Application”). In such case, Borrower may discharge its Liability only by transferring the equity interest held by such Borrower in Chenhuan, in whole or in part, to Lender or a third party designated by Lender, and the equity transfer price shall be offset against the amount of the Liability applied for discharge by such Borrower. The ratio of the equity interest, which is to be so transferred, to the equity interest held by such Borrower in Chenhuan shall be equivalent to that of the Liability for which discharge is applied, to the principal amount of the Loan borrowed by such Borrower hereunder.

3.3

Upon the expiration of the 30-day period set forth in the Repayment Notice or the Repayment Application, as the case may be, Borrower who applies for the repayment of or who is required to repay the Loan shall discharge the Liability in accordance with Section 3.1 or 3.2 respectively.

3.4

When Borrower discharges the Liability pursuant to the above provisions of this Article Three, the Parties shall concurrently consummate the equity transfer as prescribed in Section 3.1 or 3.2 above, to ensure that upon the discharge of the Liability, the corresponding equity interest in Chenhuan shall have been transferred, legally and completely, to Lender or the third party designated by Lender, pursuant to Section 3.1 or 3.2 above, and such equity interest shall be free and clear of any lien or any other encumbrance of any kind.

3.5	During the term or extended term of the Loan, each Borrower shall immediately repay the Loan in full in accordance with Section 3.1 if such Borrower
3.5.1	is dead, incapable of civil action, or has limited capacity for civil action;
3.5.2	engages or is involved in any criminal offence; or
3.5.1	is no longer an employee of Lender or its affiliated company due to whatever reason.

ARTICLE FOUR          TAXES AND FEES

All taxes and fees in connection with the Loan shall be borne by Lender.

ARTICLE FIVE          CONFIDENTIAL INFORMATION

5.1

Each Borrower shall keep in confidence (i) the execution, performance and content of this Agreement, and (ii) Lender’s business secrets, proprietary information and client information (“Confidential Information”) of which such Borrower may become aware or to which such Borrower may have access in connection with the execution and performance of this Agreement, regardless of the termination hereof. Each Borrower may use the Confidential Information solely in connection with the performance of its obligations hereunder. Without Lender’s written consent, each Borrower may not disclose such Confidential Information to any third party, otherwise, such Borrower shall be held liable for its breaching this Agreement and indemnify Lender against all losses of Lender.

5.2

After the termination of this Agreement, Borrowers shall, at Lender’s request, return, destroy or otherwise dispose of any and all documents, materials or software containing such Confidential Information and stop using such Confidential Information.

5.3	Notwithstanding any other provisions herein, the provisions of this Article Five shall survive the suspension or termination of this Agreement.

ARTICLE SIX          NOTICE

6.1	Any and all notices, requests, instructions or other communications required to be made hereof or made pursuant to this Agreement by one Party to the other hereunder shall be made in writing.
6.2	The foregoing notice or other communication shall be deemed duly given upon its delivery by fax or telex or personal delivery or five (5) days following its delivery by mail.

ARTICLE SEVEN          LIABILITIES FOR BREACHING

7.1

Each Borrower hereby covenants that it will indemnify and hold harmless Lender against any action, charge, claim, cost, harm, demand, fee, liability, loss and procedure incurred by Lender arising out of such Borrower’s breach of any of its obligations hereunder.

7.2	Notwithstanding any other provisions herein, the provisions of this Article Seven shall survive the suspension or termination of this Agreement.

ARTICLE EIGHT          MISCELLANEOUS

8.1	This Agreement is made in Chinese in three (3) original copies, with each Party hereto holding one (1) copy.

8.2	The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.
8.3

Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through negotiation. In the event that the Parties cannot reach an agreement within thirty (30) days following the occurrence of such dispute, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of such Commission then in effect. The arbitration shall be conducted in Beijing and the arbitral award shall be final and binding upon the Parties.

8.4

The rights, power and remedies provided for each Party herein shall not exclude any other rights, power or remedies to which such Party is entitled under law, regulations, and other provisions herein, and the exercise by one Party of its right, power, or remedies shall not hinder its exercise of any other right, power, or remedies.

8.5

Failure to exercise or delay in exercising any right, power, or remedies under this Agreement or law (collectively, the “Rights”) shall not be deemed a waiver of such Rights, and waiver of any single or partial exercise of the Rights shall not exclude the exercise of the Rights in any other manner or the exercise of any other Rights.

8.6	Headings herein are inserted for ease of reference only. In no event may such headings be used to interpret or affect the interpretation of the provisions herein.
8.7

All provisions herein are separable and independent of any other provisions. If one or more provisions hereof are held invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected thereby.

8.8	Amendment or addition to this Agreement shall be made in writing and may not become effective unless and until duly executed by the Parties.
8.9

Each Borrower may not assign its rights and/or obligations hereunder to any third party without the prior written consent of Lender, while Lender may assign its rights and/or obligations hereunder to its designated third party upon notifying the other Parties.

8.10	This Agreement shall be binding upon the legal assigns of each Party.

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[signature page]

IN WITNESS HEREOF, the Parties have signed this Loan Agreement as of the date and in the place first written above.

Chen Ming
By:	/s/ Chen Ming	(signed)
He Yansheng
By:	/s/ He Yansheng	(signed)

Qie Yi You (Beijing) Information Technology Co., Ltd. (seal)